BlackRock FundsSM (the "Registrant"):  BlackRock Advantage Small
Cap Growth Fund and BlackRock Health Sciences Opportunities
Portfolio (each a "Fund")

77D(d)

Policies with respect to security investments

Attached please find as an exhibit to Sub-Item 77D(d) of Form N-
SAR, a description of changes to each Fund's policies with respect to security investments approved by the Registrant's
Board of Trustees on September 28, 2017.


BlackRock FundsSM (the "Registrant"):  BlackRock Advantage Small
Cap Growth Fund and BlackRock Health Sciences Opportunities
Portfolio (each a "Fund")

77D(d)

Policies with respect to security investments

Effective January 26, 2018, the following was added to the non-fundamental investment restrictions of each of the Funds:

a. The Fund may not purchase securities of other investment companies, except to the extent permitted by the Investment Company Act. As a matter of policy, however, the Fund will not purchase shares of any registered open-end investment company or registered unit investment trust, in reliance on Section 12(d)(1)(F) or (G) (the "fund of funds" provisions) of the Investment Company Act, at any time the Fund has knowledge that its shares are purchased by another investment company investor in reliance on the provisions of subparagraph (G) of Section 12(d)(1).